EXHIBIT 10.68

ENGLISH SUMMARY OF LEASE GRANTED TO STEINBERG MEDIA TECHNOLOGIES GMBH (FORMERLY STEINBERG MEDIA TECHNOLOGIES AG) BY BETEILIGUNGSGESELLSCHAFT HÖLTIGBAUM AG

Duration of lease

The lease, entered into on 31 January 2001, is between Firma Steinberg Media Technologies GmbH (as lessee) and Beteiligungsgesellschaft Höltigbaum AG (as lessor). The duration of the lease is for a fixed period from 30 June 2001 to 30 June 2011 and notice is not required. There is also the option to extend the lease to 30 June 2016 (and thereafter until 30 June 2021 and 30 June 2026 if desired) but this must be communicated in writing to the lessor six months before the lease expires.

Scope of lease

The lease applies to the letting of offices and store-room facilities located at Neuer Höltigbaum 22-32, 22143 Hamburg, Germany. The office surface area is about 4.470 m2 and the store-room surface area is about 1.200 m2. In addition, as both parties agreed that the need for more surface space may arise during the term of the lease, the lessee has the right to rent further areas in the same building if he so chooses, according to the conditions set forth in the original lease.

Any change in the type of work or any expansion of the business for which the offices and store room facilities have been leased requires written approval by the lessor. The lessor does not grant any competition or retail protection to the lessee and is only liable for wrong acts carried out intentionally and gross negligence. The lessor does not assume any liability for the grant of official authorisation needed to carry out the lessee’s business, so long as the reasons for a denial of such authorisation is not based upon the condition or the location of the leased object. Claims of the lessee based on §538 German Civil Code are precluded. The lessee is solely responsible for the costs which arise due to fulfilling the legal requirements needed to carry on its trade.

Costs

According to the revised calculations made on 10 September 2001, the lessee has to pay the lessor the following amounts of rent (starting from 1 October 2001) in three different phases:

(i)	From 30 June 2001 (Phase 1) - a total amount of Euros 58.096,12

(ii)	From 1 January 2002 (Phase 2) - a total amount of Euros 62.008,53

(iii)	From 1 January 2003 (Phase 3) - a total amount of Euros 69.797,12

The lessee was not required to pay rent for the first 3 months, but during the first 5 years of the lease (up to 30 June 2006) the rental rates will stay the same. After this, the rent may change if the price index for the cost of living of all private households rises or falls by more than 5% (the basis for this being the state of the price index on 30 June 2001). This will only be allowed, however, if the lease is fixed for a period of at least 10 years after the initial 5 years and the State Central Bank (Landeszentralbank) in Hamburg approves of this. If this is the case, the rent will change in keeping with the 5 % from the beginning of the next calendar month after which the agreed percentage has been exceeded. In any event, the cap will be the payment of rent which covers the costs that the lessor has incurred as a result of complying with official conditions laid down when purchasing plots of land.

If the running costs increase or new ones arise within the framework of the normal government control of the company, the lessor is entitled to increase the advance payments due to him from the lessee.

The rent is due in advance on a monthly basis, at the latest on the third working day in the month. Additional payments of bills for operational and heating costs are to be paid 14 days after the bill of costs has been presented. The lessee must also authorise the lessor to deduct all such payments directly from the lessee’s bank account.

If the lessee falls into arrears then the lessor is allowed to claim the statutory interest payable on arrears from him, as well as charge him Euros 2,56 (5 DM) for every time he has to give a written reminder. The lessor also reserves the right to charge him for any further losses that may arise as a result of falling into arrears.

The security offered on the rent by the lessee should be made available immediately in case it needs to be cashed at any point and the lessee is not allowed to refuse this. The lessee has to pay 3 months net rent exclusive of heating to the lessor as a deposit and this will also count as security for the payment of rent. At the end of the lease the lessor will return this deposit to the lessee and make sure that the guarantor is informed of this so that no further financial demands in relation to the lease can be made on the lessee.

Subletting

The lessee is allowed to sublet the lease in whole or in part, and must inform the lessor of this, who is then able to accept or reject this only if there is an important reason why the person wishing to sublet will not be suitable. If the lease is terminated at any point the lessee is entitled to be reimbursed by the next lessee for his investment and the lessor has to try his best to make sure that these expenses are paid.

General points

A reduction in rent is not allowed in those cases which are beyond the control of the lessor (such as traffic diversions, road blocks and building works in the neighborhood) and if the commercial revenue of the rooms becomes less due to a decline in the turnover and business.

At the end of the lease the lessor has the right to demand that the rooms return to their original state or he can keep the new furnishings that the lessee paid for. If this is the case, then the lessee is not allowed to take them away and is only allowed to receive compensation for this if such permission has been established in writing. If the lessor chooses not to keep such furnishings, the lessee has to restore the rooms to their original state at his own expense.

If there is more than one lessee or lessor at any stage then they will jointly be bound by the obligations in the lease.

The lease agreement is governed by German law.

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